Contact:	Richard Edwards
Polaris Industries Inc.
763-542-0500
POLARIS REPORTS THIRD QUARTER 2006 RESULTS
Third Quarter Highlights:
•	Earnings per share from continuing operations in line with guidance

•	Victory motorcycle sales grew 60%

•	Revising full year 2006 earnings from continuing operations guidance to $2.68 to $2.73 per diluted share

•	Full year 2006 sales are now expected to be down 11 to 12 percent due to further reduction of retail ATV inventory levels
MINNEAPOLIS (October 12, 2006) — Polaris Industries Inc. (NYSE/PSE: PII) today reported net income from continuing operations of $42.7 million, or $1.04 per diluted share for the third quarter ended September 30, 2006, within the range of previously issued guidance. By comparison, 2005 third quarter net income from continuing operations as adjusted for the impact of SFAS 123(R) was $48.6 million, or $1.11 per diluted share. Sales from continuing operations for the third quarter 2006 totaled $490.1 million, a decrease of 10 percent from $543.1 million last year.
      Tom Tiller, Chief Executive Officer, commented, “As expected, snowmobile sales in the third quarter 2006 were less than last year due to significantly lower production in the current year. In addition, a declining overall industry and a continued focus on reducing ATV inventories by our North American dealers negatively impacted third quarter 2006 sales. Partially offsetting this, however, was strength in our RANGER™ utility vehicle product line and continued improvement in Victory’s market position within the North American motorcycle cruiser industry. Additionally, improved results from other income streams, such as financial services, and lower operating expenses resulted in earnings within the range of previously issued guidance despite soft product sales in our base ATV and snowmobile businesses.”
      Tiller continued, “Although our dealers have made progress in lowering ATV inventory levels, the continued weakness in the ATV industry has caused dealers to become more conservative in their ordering patterns as the year has progressed. As a result, recent dealer orders of ATVs indicate that dealers intend to reduce ATV inventories further. In light of this and the overall economic uncertainty surrounding consumer spending, going forward we will continue to reduce ATV production and shipments, continue aggressive promotional spending in addition to incremental advertising to help drive ATV retail sales. In doing so, however, although disappointing to me and the entire Polaris team, we must lower our full year 2006 diluted earnings per share from continuing operations guidance to the range of $2.68 to $2.73 per share, compared to $3.15 per share for the full year 2005. Our new guidance reflects a reduction in sales for the full year 2006 in the range of down eleven to twelve percent from the sales for the full year 2005. Fourth quarter 2006 diluted earnings per share from continuing operations is expected to be in the range of $0.89 to $0.94 per share compared to $0.99 per share for the fourth quarter of 2005, reflecting an estimated reduction in sales for the fourth quarter 2006 in the range of thirteen to sixteen percent from the fourth quarter 2005.”
      Tiller added, “Although we are currently working through some near-term challenges in our core businesses, we remain confident in our value proposition and committed to building quality products that best serve consumers’ needs. 2006 has been a year of inventory rebalancing for both Polaris and our dealers and we are focused on taking the necessary steps now to become more competitive. We also have received positive feedback on our July 2006 introduction of the 2007 model year products for ATV’s, RANGERS™ and motorcycles, and look forward to bringing additional innovative products to the market in the coming years. We remain committed to investing in research and development in order to drive growth across our current and future product lines, while continuing to streamline our business through ongoing efficiency improvements, low cost sourcing and expense management. At the same time, we are seeking to utilize our cash flow to maximize shareholder value, balancing growth initiatives with other value-added opportunities such as the share repurchase program.”
      “Taking into consideration the steps we are taking in 2006 and our current outlook on the ATV market, inventory levels and our volume expectations for 2007, we currently expect earnings per share from continuing operations to improve for the full year 2007 over 2006. We will give further guidance regarding our 2007 outlook during our fourth quarter earnings call in January,” concluded Tiller.
Nine Month Results from Continuing Operations
      For the nine months ended September 30, 2006, Polaris reported net income from continuing operations of $76.7 million or $1.81 per diluted share compared to net income from continuing operations of $95.6 million or $2.16 per diluted share for the nine months ended September 30, 2005 as adjusted for the impact of SFAS 123(R). Sales from continuing operations for the nine-month period ended September 30, 2006 totaled $1,207.9 million, down ten percent compared to sales from continuing operations of $1,343.7 million for the nine-month period in 2005.
Accounting for Stock-Based Compensation
      Polaris adopted SFAS 123(R) “Accounting for Stock-Based Compensation” effective the beginning of fiscal year 2006 using the modified retrospective method. All prior periods have been adjusted to give effect to the adoption of SFAS 123(R) using the modified retrospective method.
Discontinued Operations Results
      The Company ceased manufacturing marine products on September 2, 2004. As a result, the marine products division’s financial results are being reported separately as discontinued operations for all periods presented. The Company’s third quarter 2006 loss from discontinued operations was $0.3 million, net of tax, or less than $0.01 per diluted share, compared to a loss of $0.3 million, net of tax, or less than $0.01 per diluted share in the third quarter 2005. Reported net income for the third quarter 2006, including both continuing and discontinued operations was $42.5 million, or $1.03 per diluted share compared to $48.3 million, or $1.11 per diluted share in the third quarter of 2005. For the nine months ended September 30, 2006, the loss from discontinued operations was $0.5 million, after tax, or $0.01 per diluted share, compared to a loss of $0.7 million or $0.02 per diluted share in 2005. Reported net income for the nine months ended September 30, 2006, including each of continuing and discontinued operations, the loss on disposal of discontinued operations and the cumulative effect of the SFAS 123(R) accounting change was

$74.6 million or $1.76 per diluted share, compared to $94.9 million, or $2.15 per diluted share for the nine months ended September 30, 2005.
(In millions except per share data)

	3rd Quarter ended			Nine Months ended
	September 30,			September 30,
	2006	2005	Change	2006	2005	Change
Sales	$490.1	$543.1	-10%	$1,207.9	$1,343.7	-10%
Operating income from continuing operations	$60.3	$70.5	-15%	$113.8	$143.3	-21%
Net Income from continuing operations	$42.7	$48.6	-12%	$76.7	$95.6	-20%
Earnings per share from continuing operations (diluted)	$1.04	$1.11	-6%	$1.81	$2.16	-16%
Net Income	$42.5	$48.3	-12%	$74.6	$94.9	-21%
Earnings per share (diluted)	$1.03	$1.11	-7%	$1.76	$2.15	-18%
Note: 2005 results have been adjusted to reflect the implementation of SFAS 123(R) using the modified retrospective method.
      ATV (all-terrain vehicle) sales in the third quarter 2006 decreased 12 percent from the third quarter 2005. This drop is largely attributable to North American dealers scaling back orders in an effort to further reduce inventory levels. As a result, dealer inventory levels in North America were slightly lower at the end of the third quarter 2006 than at the end of the third quarter 2005. Also impacting sales were lower International revenues due to continued softness in the southern region of Europe, particularly in Spain and France. Despite the lower sales performance, several of the Company’s newer products continued to show growth during the quarter including the entry-level Hawkeye ATV and the two-up ATV—the Sportsman X2. Polaris also experienced double digit sales growth during the third quarter and year-to-date 2006 periods in the RANGER™ product line with the hardest working, smoothest riding utility vehicle in the industry and the overall utility vehicle market continued to perform well. Year-to-date 2006 ATV sales decreased nine percent from 2005 to a total of $838.6 million.
      Sales of Victory motorcycles increased 60 percent during the third quarter 2006, as compared to the third quarter of 2005. This increase in sales continues the positive trend Victory has experienced for the past several quarters driven by increased brand recognition, the continued success of the Hammer and Vegas Jackpot models in addition to the new 2007 Kingpin Tour and Hammer S models introduced in July, positive customer response to a more powerful 100 cubic inch engine and six speed transmission, and increased market penetration, made possible by improvements in the dealer network. Year-to-date 2006 Victory motorcycle sales increased 28 percent over the comparable period of 2005, to a total of $78.9 million.
      Snowmobile sales decreased 16 percent to $87.2 million for the 2006 third quarter compared to $104.2 million for the prior year’s third quarter as expected. Shipments in the third quarter 2006 were lower as a result of a significant decrease in dealer orders for 2007 model year snowmobiles. As discussed in prior communications, the reduced levels of dealer orders resulted from increased dealer inventory levels at the end of the prior 2005-2006 snowmobile season due to below average snowfall across many regions of North America and quality issues relating to certain 2005 and 2006 model year snowmobiles. During the third quarter 2006 the Company began shipping its new Polaris IQ and RMK models which utilize the new 600 HO Cleanfire semi-direct injection engine technology which has received positive reviews. Year-to-date 2006 snowmobile sales totaled $95.0 million compared to 2005 year-to-date sales of $163.3 million.
      Parts, Garments, and Accessories (“PG&A”) sales decreased four percent for the third quarter and two percent for the year-to-date periods ended September 30, 2006 respectively, compared to the same periods in 2005. The decline in PG&A sales was primarily related to lower shipments of ATVs and snowmobiles during the quarter and year to date periods.
      Gross profit, as a percentage of sales, was 20.9 percent for the third quarter 2006, a decrease from 23.0 percent in the comparable quarter of 2005. During the third quarter 2006, increased commodity costs, higher promotional expenses and reduced manufacturing and logistics efficiencies due to lower sales volume were partially offset by increased sales of higher gross margin products, favorable currency effects and savings from various cost reduction initiatives. For the first nine months of 2006, gross profit, as a percentage of sales, was 21.0 percent compared to 22.5 percent for the comparable nine-month period in 2005.
      For the third quarter 2006, operating expenses decreased 15 percent to $55.1 million or 11.2 percent of sales compared to $64.6 million or 11.9 percent of sales for the third quarter of 2005. For the year-to-date period, operating expenses decreased seven percent to $173.3 million from $186.0 million in 2005. Operating expenses in absolute dollars for the third quarter and year-to-date 2006 periods and as a percentage of sales for the third quarter 2006 decreased due to the reduction in compensation plan expenses resulting from the Company’s lower profitability and lower stock price during 2006 as well as operating cost control measures taken. For the nine-month period ended September 30, 2006, operating expenses, as a percentage of sales, increased to 14.3 percent of sales compared to 13.8 percent of sales for the same period in 2005 due to the lower sales volumes which were partially offset by operating expense control measures taken.
      Income from financial services increased 24 percent to $12.7 million in the third quarter 2006, up from $10.2 million in the third quarter 2005, due to increased profits generated by the retail and wholesale credit portfolios. Income from financial services for the year-to-date period ended September 30, 2006 increased 25 percent to $33.6 million compared to $27.0 million for the same period in 2005. The increase in income from the wholesale credit portfolio in the 2006 periods is the result of higher interest rates and continued elevated dealer inventory levels. The income generated from the retail credit portfolio has increased in the 2006 periods in part due to the success of an additional offering to Polaris dealers to finance their used and non-Polaris products through Polaris’ retail credit relationship with HSBC.
      Interest expense increased to $2.6 million and $6.1 million for the 2006 third quarter and year-to-date periods, respectively, compared to $1.6 million and $3.3 million for the third quarter and year-to-date periods, respectively, of 2005. The increase is due to higher debt levels and increased interest rates during the 2006 periods.
      Equity in income of manufacturing affiliates (which primarily represents the Company’s portion of income from its investment in 25 percent of KTM Power Sports AG, an Austrian motorcycle manufacturer) totaled $2.7 million for the third quarter of 2006 and $3.6 million for the 2006 year to date period. The Company purchased a 25 percent interest in KTM in July 2005.
Financial Position and Cash Flow
Net cash provided by operating activities of continuing operations for the third quarter of 2006 totaled $83.5 million compared to $108.8 million in the third quarter of 2005. For the nine-month period ended September 30, 2006, net cash provided by operating activities of continuing operations totaled $92.5 million compared to $101.7 million for the first nine months of 2005. The decrease in net cash provided by operating activities during the first nine months of 2006 was primarily due to a decrease in the net income from continuing operations during that period compared to the same period last year. The Company’s debt to total capital ratio was 19 percent at September 30, 2006, compared to five percent at the same time a year ago, resulting primarily from a continued aggressive share repurchase program and the lower earnings results. Cash and cash equivalents were $9.1 million at September 30, 2006 compared to $13.4 million a year ago.
Share Buyback Continues
      During the third quarter 2006 the Company repurchased and retired 1,323,000 shares of its common stock for $51.2 million, bringing total share repurchases to 2.6 million shares, or $109.4 million for the year-to-date period ended September 30, 2006. Since inception of the share repurchase program in 1996, approximately 24.9 million shares have been repurchased at an average price of $27.71 per share. As of September 30, 2006, the Company has authorization from its Board of Directors to repurchase up to an additional 2.1 million shares of Polaris stock.
Conference Call to be Held
      Today at 9:00 AM (CDT) Polaris Industries Inc. will host a conference call to discuss Polaris’ third quarter 2006 earnings results released this morning. The conference call is accessible by dialing 800-374-6475 in the U.S. and Canada or 706-679-2596 for International calls or via the Investor Relations page of the Company’s web site, www.polarisindustries.com (click on Our Company then Investor Relations). The conference call will be available through Thursday, October 19, 2006 by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 for International calls and entering passcode 7216103, and on Polaris’ web site.
About Polaris
      Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.
      With annual 2005 sales of $1.9 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER™ for recreational and utility use.
      Polaris is a recognized leader in the snowmobile industry and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-

made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.
Polaris Industries Inc. trades on the New York Stock Exchange and the NYSE Arca under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.
Except for historical information contained herein, the matters set forth in this news release, including management’s expectations regarding 2006 and 2007 sales, shipments, net income and cash flow, are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; effects of the KTM relationship; environmental and product safety regulatory activity; effects of weather; commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.
(summarized financial data follows)

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF INCOME
and Other Selected Financial Information
(In Thousands, Except Per Share Data)
(Unaudited)

	For Three Months		For Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Sales	$490,090	$543,124	$1,207,934	$1,343,732
Cost of sales	387,439	418,222	954,462	1,041,421

Gross profit	102,651	124,902	253,472	302,311
Operating expenses
Selling and marketing	26,614	28,297	81,484	82,847
Research and development	16,343	18,550	53,550	53,793
General and administrative	12,132	17,750	38,250	49,316

Total operating expenses	55,089	64,597	173,284	185,956

Income from financial services	12,696	10,203	33,568	26,951

Operating Income	60,258	70,508	113,756	143,306

Non-operating Expense (Income):
Interest expense	2,581	1,552	6,129	3,310
Equity in (income) of manufacturing affiliates	(2,653)	(945)	(3,614)	(945)
Other expense (income), net	652	1,159	751	2,403

Income before income taxes	59,678	68,742	110,490	138,538

Provision for Income Taxes	16,935	20,133	33,825	42,932

Net Income from continuing operations	$42,743	$48,609	$76,665	$95,606
Loss from discontinued operations, net of tax	(259)	$(265)	(466)	$(685)
Loss on disposal of discontinued operations, net of tax	—	—	(2,021)	—
Cumulative effect of accounting change, net of tax	—	—	407	—

Net Income	$42,484	$48,344	$74,585	$94,921

Basic Net Income per share
Continuing operations	$1.06	$1.16	$1.86	$2.26
Loss from discontinued operations	(0.01)	(0.01)	(0.01)	(0.02)
Loss on disposal of discontinued operations	—	—	(0.05)	—
Cumulative effect of accounting change	—	—	0.01	—

Net Income	$1.05	$1.15	$1.81	$2.24

Diluted Net Income per share
Continuing operations	$1.04	$1.11	$1.81	$2.16
Loss from discontinued operations	(0.01)	(0.00)	(0.01)	(0.01)
Loss on disposal of discontinued operations	—	—	(0.05)	—
Cumulative effect of accounting change	—	—	0.01	—

Net Income	$1.03	$1.11	$1.76	$2.15

Weighted average shares outstanding:
Basic	40,277	41,962	41,154	42,349

Diluted	41,257	43,600	42,319	44,185

Business Unit Information	Third Qtr Ended September 30,			Nine Months Ended September 30,
	2006	2005	% chg	2006	2005	% chg
Snowmobiles	$87,195	$104,174	-16%	$95,009	$163,305	-42%
All-Terrain Vehicles	308,286	351,175	-12%	838,566	919,419	-9%
Victory Motorcycles	25,806	16,173	60%	78,938	61,736	28%
Parts, Garments & Accessories	68,803	71,602	-4%	195,421	199,272	-2%

Total Sales	$490,090	$543,124	-10%	$1,207,934	$1,343,732	-10%

2005 results have been adjusted to reflect the adoption of SFAS 123R under the modified retrospective method. All periods presented reflect the classification of the Marine Division’s financial results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands)

	September 30, 2006	September 30, 2005
	(Unaudited)	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$9,086	$13,410
Trade receivables, net	79,006	68,527
Inventories, net	243,936	249,890
Prepaid expenses and other	13,717	13,718
Deferred tax assets	55,259	60,644
Current assets from discontinued operations	—	354

Total current assets	401,004	406,543
Property and equipment, net	207,909	222,715
Investments in finance affiliate	53,106	48,274
Investments in manufacturing affiliates	97,348	88,963
Deferred income taxes	1,172	4,754
Goodwill, net	25,387	25,006
Intangible and other assets, net	154	241

Total Assets	$786,080	$796,496

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$133,447	$146,316
Accrued expenses	231,310	229,263
Income taxes payable	8,137	37,530
Current liabilities from discontinued operations	2,014	7,098

Total current liabilities	374,908	420,207

Borrowings under credit agreement	78,000	18,000

Total liabilities	$452,908	$438,207

Shareholders’ Equity:
Preferred stock $0.01 par value, 20,000 shares authorized, no shares issued and outstanding	—	—
Common stock $0.01 par value, 80,000 shares authorized, 39,352 and 41,815 shares issued and outstanding	$394	$418
Additional paid-in capital	—	—
Retained earnings	324,322	358,324
Accumulated other comprehensive income (loss), net	8,456	(453)

Total shareholders’ equity	$333,172	$358,289

Total Liabilities and Shareholders’ Equity	$786,080	$796,496

2005 results have been adjusted to reflect the adoption of SFAS 123R under the modified retrospective method. All periods reflect the classification of the Marine Division results as discontinued operations.

POLARIS INDUSTRIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In Thousands)
(Unaudited)

	For Nine Months
	Ended September 30,
	2006	2005
Operating Activities:
Net income before cumulative effect of accounting change	$74,178	$94,921
Net loss from discontinued operations	2,487	685
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	52,280	47,466
Noncash compensation	9,690	16,632
Noncash income from financial services	(12,708)	(9,669)
Noncash income from manufacturing affiliates	(3,614)	(945)
Deferred income taxes	5,570	(1,583)
Changes in current operating items:
Trade receivables	(657)	2,645
Inventories	(41,916)	(76,264)
Accounts payable	36,383	50,014
Accrued expenses	(32,419)	(23,441)
Income taxes payable	(1,291)	6,529
Prepaid expenses and others, net	4,478	(5,255)

Net cash provided by continuing operations	92,461	101,735
Net cash flow (used for) discontinued operations	(5,753)	(14,316)

Net cash provided by operating activities	86,708	87,419

Investing Activities:
Purchase of property and equipment	(38,073)	(69,423)
Investments in finance affiliate and retail credit deposit, net	19,203	59,781
Investments in manufacturing affiliates	—	(85,443)

Net cash used for investing activities	(18,870)	(95,085)

Financing Activities:
Borrowings under credit agreement	521,000	554,000
Repayments under credit agreement	(461,000)	(554,000)
Repurchase and retirement of common shares	(109,353)	(111,297)
Cash dividends to shareholders	(38,187)	(35,329)
Tax effect of exercise of stock options	7,396	12,414
Proceeds from stock issuances under employee plans	1,717	16,819

Net cash used for financing activities	(78,427)	(117,393)

Net decrease in cash and cash equivalents	(10,589)	(125,059)

Cash and cash equivalents at beginning of period	19,675	138,469

Cash and cash equivalents at end of period	$9,086	$13,410

2005 results have been adjusted to reflect the adoption of SFAS 123R under the modified retrospective method. All periods presented reflect the classification of the marine division’s financial results as discontinued operations.